Exhibit 10.2

Restricted Stock

Effective as of [Date]  (“Grant Date”), contingent on your continued employment as of that date, the Company hereby grants to [Employee Name] certain rights to ownership of up to [# shares]_ Restricted Shares on the terms of this Award Agreement (the “Terms”), the attached Program, and the 2020 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Dates	# of Shares Vesting
[3rd anniversary of the grant date]	[100% shares]

Intending to be legally bound by all such Terms, the Program and the Plan (as amended from time to time), I acknowledge the sole authority of the Committee to interpret the terms of the foregoing, the forfeiture of my rights upon any termination of my employment under such Terms. I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense), the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:

1.

Purpose of the Program.  The Company’s Executive Long-Term Incentive Program (“ELTIP” or the “Program”) under the 2020 Sypris Omnibus Plan (“Plan”) shall be effective for all Awards incorporating these terms to advance the Company’s growth and prosperity by providing long-term financial incentives to its key employees, and to further the Company’s philosophy of equity ownership by the Company’s officers in accordance with the Company’s Equity Ownership Guidelines.

2.	Awards. Each ELTIP Participant will be eligible to receive an annual Award of Restricted Shares as determined by the Committee.

3.	Restricted Shares. Each “Restricted Share” is one Share of the Common Stock (subject to adjustments per the Plan) which is subject to forfeiture before its Vesting Date, as set forth below.

3.1.

Restricted Share Vesting. Unless otherwise determined by the Committee, grants of Restricted Shares will vest as follows: 100% of each Award on the third anniversary of its Grant Date (each such anniversary, a “Vesting Date”) as provided in the applicable Award Agreement, unless forfeited before such Vesting Date.

3.2.

Distribution. All Restricted Shares will be held by the Company or issued in book entry form until their Vesting Dates. Participants may vote and receive cash dividends on such Restricted Shares, as applicable, after the Grant Date.

4.

Annual Review. The Committee will review the terms and conditions of the ELTIP annually in February of each year. The Committee will also review and approve of the Award to be granted to each Participant for the then current year, taking into consideration the (i) Participant’s contribution to the Company, (ii) results of the most recent national compensation survey data, and (iii) Company’s performance. Any Awards granted are entirely within the discretion of the Committee and receipt of an Award in one year does not guarantee that you will receive future Awards.

5.

Reduction in Job Responsibilities. If a Participant’s job responsibilities are reduced in scope or otherwise altered, the Participant shall automatically cease to participate in the ELTIP with respect to future Awards, unless otherwise determined by the Committee.

6.

Leaves of Absence. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

7.

Termination. If employment is terminated for any reason or no reason, each unvested Restricted Share will terminate, expire and be forfeited. (The Committee has sole discretion to determine whether a demotion is a “termination” of employment.)

8.

Administration. The Committee shall have complete authority to administer or interpret the ELTIP or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the ELTIP or any Award Agreements (including to establish or amend any rules regarding the ELTIP that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the ELTIP will be final.

9.

Section 83(b) Election. Under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), a Participant may elect to be taxed at the time the Shares are acquired, rather than when such Shares vest, by filing an election with the Internal Revenue Service within thirty (30) days after the Grant Date. IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF. THE PARTICIPANT MUST RELY SOLELY ON HIS OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

10.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

10.1.

No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the ELTIP or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

10.2.

Taxes. The Participant must arrange for all tax withholding obligations related to any Award. Tax withholding obligations may be satisfied by any of the following methods, at the Participant’s election: (i) cash, (ii) surrender of Shares of then-equivalent value (including the surrender of Shares otherwise to be received in connection with the vesting of an Award), or (iii) other forms of payment as determined by the Committee. The maximum number of Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the lapse of restrictions applicable to an Award cannot exceed such number of Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such lapse of restrictions.

10.3.

Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.